EXHIBIT 99.1

ReliaBrand INC. (“RLIA-L”) Meets Its Q2 2013 Official Consumer Launch Objectives

 ReliaBrand, Inc. announced that the Company has met its stated Q1-Q2 Official Consumer Launch objectives.  The Company announced in December, 2012 it would begin shipping its new Adiri® NxGen® Nursers to initial Retail Launch Partners in Q1for an Official Q2 2013 Consumer Launch.  The Company has shipped to Walmart® in Canada and numerous Baby Boutique retailers across North America and the Adiri® NxGen® Nursers are now available to consumers at a variety of retail store locations.  The shipments were processed at the Company’s new consolidated offices and distribution center located at #103 720 Evans Court in Kelowna, B.C.   The Adiri® NxGen® Nursers were first introduced to retailers October, 2012 at the ABC KIDS EXPO in Kentucky and was unveiled with an exciting brand messaging video which can be viewed at http://www.youtube.com/watch?v=eBNBUO_pYWE.

"We are thrilled to work with Walmart® as our exclusive initial National Retail Launch Partner in Canada and our product began selling in their stores in mid-May of this year," ReliaBrand CEO Antal Markus remarked. "We are also very pleased with our ongoing growth in sales and the steady replenishment orders we continue to fulfill with Baby boutique specialty retailers across North America,” Markus continued.  “Our stated goal was to increase the availability of the Adiri® NxGen® Brand of products to potential retail consumers in 2013,” Markus added. "I am very happy we have achieved our initial Q1 and Q2 goals.  We now look to further our sales relationships with existing retailers while seeking to add USA-based major retailers, additional baby boutiques and some initial international sales and distribution partners,” Markus concluded.

About ReliaBrand (www.reliabrand.com)
ReliaBrand owns and manufactures the Adiri® brand of infant feeding products. Adiri® is the most highly awarded baby bottle in the history of the category with international recognition for its superior medical benefits and revolutionary design. To see Adiri® awards please click here: http://reliabrand.com/awards-in-detail or for more information please call 1-855-ADIRI4U (1-888-234-7448).

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